EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-43593 and 333-190192) pertaining to the Lithia Motors, Inc. 401(k) Plan of our report dated June 24, 2022, with respect to the financial statements and supplemental schedule of the Lithia Motors, Inc. 401(k) Plan included in this Annual Report (Form 11-k) for the year ended December 31, 2021.

/S/ KBF CPAs LLP

Lake Oswego, Oregon
 June 24, 2022